Exhibit 10.2
AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED Credit AGREEMENT
     AMENDMENT NO. 1 dated as of July 31, 2008 (“Amendment”) between VIRCO MFG. CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), and amends the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) between the Borrower and the Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
     WHEREAS, subject to the satisfaction of the conditions set forth herein, the Borrower and the Bank have agreed to certain amendments to the Credit Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Amendment to Section 1.1(a) of the Credit Agreement. Section 1.1(a) of the Credit Agreement hereby is amended and restated in its entirety as follows:
     (a) Line of Credit. During the Line of Credit Period, Bank hereby agrees, subject to the terms and conditions of this Agreement, to make advances (“Advances”) to Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) the Maximum Line of Credit Amount minus the Letter of Credit Usage or (ii) the Borrowing Base minus the Letter of Credit Usage (“Line of Credit”). The proceeds of all advances made hereby shall be used to finance Borrower’s working capital requirements and for other lawful purposes consistent with the provisions hereof. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (“Line of Credit Note”), all terms of which are incorporated herein by this reference. In connection with the foregoing, the amount, if any, by which the LC Usage Amount at any time exceeds the lesser of the Maximum Line of Credit Amount or the Borrowing Base, in either case, at such date shall be payable immediately by Borrower to Bank.
     Section 2. Amendment to Section 1.1(b) of the Credit Agreement. Section 1.1(b) of the Credit Agreement hereby is amended and restated in its entirety as follows:
     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight commercial or standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit: (i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or (ii) the Letter of Credit Usage would exceed $10,000,000, or (iii) the Letter of Credit Usage would exceed the Maximum Line of Credit Amount less the then extant amount of outstanding Advances. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each commercial Letter of Credit shall be issued for a term not to exceed one hundred eighty (180) days, as designated by Borrower; provided, however, that no commercial Letter of Credit shall have an expiration date subsequent to the Line of Credit Termination Date. Each standby Letter of Credit shall be issued for a term not to exceed twelve (12) months, as designated by Borrower; provided, however, that no standby Letter of Credit shall have an expiration date subsequent to the Line of Credit Termination Date. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an Advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if Advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. All Prior Letters of Credit which are outstanding as of the date hereof shall be deemed “Letters of Credit” hereunder.

     Section 3. Amendments to Section 1.2(f) of the Credit Agreement. Section 1.2(f) of the Credit Agreement hereby is amended and restated in its entirety as follows:
     (f) Collateral Audits; Appraisals.
     (i) Borrower shall pay to Bank its customary fees plus reasonable out-of-pocket expenses for each financial or collateral analysis and examination (i.e., audit) of Borrower and its Subsidiaries performed by personnel employed by Bank (or the actual charges paid or incurred by Bank if it elects to employ the services of one or more Persons to perform such audits); provided, however that so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Bank the fees and costs of more than two (2) audits in any fiscal year.
     (ii) Bank shall have the right to have the Inventory, Equipment and the Real Property Collateral of the Borrower and its Subsidiaries appraised from time to time by a qualified appraiser selected by Bank. Borrower shall pay to Bank its customary fees plus reasonable out-of-pocket expenses for each appraisal conducted by personnel employed by Bank (or the actual charges paid or incurred by Bank if it elects to employ the services of one or more third Persons to appraise the Inventory, Equipment and Real Property Collateral of Borrower and its Subsidiaries).
     Section 4. Amendments to Article II of the Credit Agreement. Article II of the Credit Agreement hereby is supplemented by adding the following Sections 2.16 and 2.17 immediately following Section 2.15 appearing in Article II:
          Section 2.16. Eligible Accounts.
     The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s business, owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Bank, such Account is not excluded as ineligible by virtue of one or more of the defining criteria set forth in the definition of Eligible Accounts.
          Section 2.17. Eligible Inventory.
     All Eligible Inventory is of good and merchantable quality, free from known defects. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Bank, such Inventory is not excluded as ineligible by virtue of one or more of the defining criteria set forth in the definition of Eligible Inventory.
     Section 5. Amendments to Section 4.3 of the Credit Agreement. Section 4.3 of the Credit Agreement hereby is amended by redesignating clause (g) thereof as clause (k) and inserting the following clauses (g), (h), (i) and (j) immediately following clause (f) thereof:
     (g) Account Debtor Information. Not later than 30 days after July 31 and January 31 of each year, a detailed report setting forth a true and complete list of all Account Debtors of Borrower and its Subsidiaries as of July 31 and January 31, respectively, together with the address, phone number and name of the primary relationship contact for each Account Debtor;
     (h) Borrowing Base Reports. Not later than the fifth Business Day following the end of each month, a detailed calculation of the Borrowing Base (including detail regarding those Accounts of Borrower that are not Eligible Accounts), in the form of the Borrowing Base Certificate;
     (i) Weekly Reports. If the date of determination is between April 1 and July 31, not later than Monday of each week for the week most recently ended:
     (i) an aging of the Accounts of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Bank,

     (ii) an aging, by vendor, of the accounts payable and any book overdraft of Borrower and its Subsidiaries, and
     (iii) Inventory reports specifying the cost of the Inventory of Borrower and its Subsidiaries, by category (i.e., by reference to whether such Inventory is raw material, work-in-process, “assemble-to-ship” component or finished goods Inventory), as adjusted to reflect the market value of such Inventory if lower than the cost thereof, with additional detail showing additions to and deletions therefrom;
     (j) Monthly Reports. If the date of determination is between August 1 and March 31, not later than the 10th day of each month for the month most recently ended:
     (i) an aging of the Accounts of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Bank,
     (ii) an aging, by vendor, of the accounts payable and any book overdraft of Borrower and its Subsidiaries, and
     (iii) Inventory reports specifying the cost of the Inventory of Borrower and its Subsidiaries, by category (i.e., by reference to whether such Inventory is raw material, work-in-process, “assemble-to-ship” component or finished goods Inventory), as adjusted to reflect the market value of such Inventory if lower than the cost thereof, with additional detail showing additions to and deletions therefrom; and
     Section 6. Amendment to Section 5.11 of the Credit Agreement. Section 5.11 of the Credit Agreement hereby is amended and restated in its entirety as follows:
          Section 5.11 Minimum Net Income.
          Permit Net Income as of the end of any fiscal year of the Borrower to be less than $1.0.
     Section 7. Amendment to Section 5.13 of the Credit Agreement. Section 5.13 of the Credit Agreement hereby is amended and restated in its entirety as follows:
          Section 5.13 Maximum Leverage Ratio.
     Permit the Consolidated Leverage Ratio, measured as of the end of each fiscal quarter of each fiscal year, to be less than the required ratio set forth in the following table for the corresponding period:

Maximum Consolidated
Applicable Fiscal Quarter	Leverage Ratio

July 31, 2008	4.25 to 1.00

October 31, 2008	1.50 to 1.00

January 31, 2009	1.75 to 1.00

Except as otherwise set forth in this table, the fiscal quarter ended January 31 of each fiscal year	1.25 to 1.00

Maximum Consolidated
Applicable Fiscal Quarter	Leverage Ratio

Fiscal quarter ended April 30 of each fiscal year	2.50 to 1.00

Except as otherwise set forth in this table, the fiscal quarter ended July 31 of each fiscal year	3.50 to 1.00

Except as otherwise set forth in this table, the fiscal quarter ended October 31 of each fiscal year	1.25 to 1.00
     Section 8. Amendments to Annex A to the Credit Agreement. (a) The following definitions hereby are inserted in Annex A to the Credit Agreement in the proper alphanumerical order:
     “Amendment No. 1” means Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of March 12, 2008 between the Borrower and the Bank.
     “Borrowing Base” means, as of any date of determination, the result of:
     (a) 80% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
     (b) the lower of:
     (i) the Maximum Inventory Amount, and
     (ii) the sum of:
     (A) the Designated Finished Goods Advance Rate of the value of Eligible Finished Goods Inventory, plus
     (B) the Designated ATS Advance Rate of the value of Eligible ATS Inventory, plus
     (C) 50% of the value of Eligible Raw Material Inventory, minus
     (c) such reserves as the Bank, in the exercise of its reasonable credit judgment, determines are necessary or appropriate, including, without limitation, a $100,000 reserve for the payment of licensing royalties payable in connection with the sale of inventory.
     “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C delivered by the chief financial officer of Borrower to Bank.
     “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Bank.

     “Designated ATS Advance Rate” means, at any date, a percentage equal to (a) if such date is on or after March 1 and on or before July 31 of each year, 50% and (b) at all other times, 20%.
     “Designated Finished Goods Advance Rate” means, at any date, a percentage equal to (a) if such date is on or after March 1 and on or before July 31 of each year, 60% and (b) at all other times, 50%.
     “Dilution” means, at any date, a percentage, based upon the experience of the immediately prior 30 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, returns of merchandise, freight allowances, notes taken in lieu of payment, miscellaneous credits and adjustments, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s gross billings with respect to Accounts during such period.
     “Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts as follows:

If Dilution is:	Then the Dilution Reserve is:

Less than 5.0%	- 0 -
5.0% or greater but less than 10.0%	An amount sufficient to reduce advance rates by 5.0%
10.0% or greater but less than 15.0%	An amount sufficient to reduce advance rates by 10.0%
15.0% or greater but less than 20.0%	An amount sufficient to reduce advance rates by 15.0%
20.0% or greater but less than 25.0%	An amount sufficient to reduce advance rates by 20.0%
25.0% or greater but less than 30.0%	An amount sufficient to reduce advance rates by 25.0%
For each additional 5.0% increase in Dilution	An amount sufficient to reduce advance rates by an incremental 5.0%
     “Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Bank in Bank’s discretion to address the results of any audit performed by Bank from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash and shall not give effect to any credits reflected on Borrower’s agings that would otherwise reduce the amount of ineligible Accounts. Eligible Accounts shall not include the following:
     (a) (i) with respect to Accounts due on or before the date that is 30 days after the original invoice date thereof, Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date therefor or within 60 days of the due date thereof, or
          (ii) with respect to Accounts due on or after the date that is 31 days after the original invoice date thereof, Accounts that the Account Debtor has failed to pay within 120 days of the original invoice date therefor or within 30 days of the due date thereof; provided, however, that no Accounts shall constitute Eligible Accounts hereunder if such Accounts are outstanding (or provide terms of payment) more than 180 days after the original invoice thereof,
     (b) Accounts owed by an Account Debtor (or its Affiliates) where 20% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
     (c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,
     (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, a cash on delivery or any other terms by reason of which the payment by the Account Debtor may be conditional,

     (e) Accounts that are not payable in Dollars,
     (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Bank and is directly drawable by Bank, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Bank,
     (g) Accounts with respect to which the Account Debtor is either the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Bank, with the Assignment of Claims Act, 31 USC § 3727),
     (h) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its obligation to pay all or any portion of the Account, or is the subject of litigation (including any collection actions) undertaken by Borrower,
     (i) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 20% (such percentage as applied to a particular Account Debtor being subject to reduction by Bank in its discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Bank based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
     (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor or as to which Borrower has referred the Account Debtor to Borrower’s legal or collection department (or a third Person providing such services),
     (k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Bank to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,
     (l) Accounts, the collection of which, Bank, in its discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
     (m) Accounts that are not subject to a valid and perfected first priority Lien in favor of Bank,
     (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
     (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services, or
     (p) Accounts representing service, finance, late or collection charges, to the extent of such service, finance, late or collection charges.

     “Eligible ATS Inventory” means Inventory that qualifies as Eligible Finished Goods Inventory except for the fact that such Inventory constitutes “assemble-to-ship” (“ATS”) Inventory.
     “Eligible Finished Goods Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower’s business that complies with each of the representations and warranties respecting Eligible Finished Goods Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Bank in Bank’s discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
     (a) Borrower does not have good, valid, and marketable title thereto,
     (b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 or in transit from one such location to another such location,
     (c) it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement (except if the leased real property is Borrower’s facility located at 2027 Harpers Way, Torrance, California, in which case no Collateral Access Agreement shall be required) executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
     (d) it is not subject to a valid and perfected first priority Lien in favor of the Bank,
     (e) it consists of goods returned or rejected by Borrower’s customer,
     (f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective or damaged goods, “seconds,” or Inventory sold or acquired on consignment, or
     (g) it contains or bears any intellectual property rights licensed to Borrower or any Subsidiary, unless Bank is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.
     “Eligible Inventory” means Eligible ATS Inventory, Eligible Finished Goods Inventory or Eligible Raw Material Inventory.
     “Eligible Raw Material Inventory” means Inventory that qualifies as Eligible Finished Goods Inventory except for the fact that such Inventory constitutes raw materials.
     “First Amendment Effective Date” means the first date on which all conditions set forth in Section 12 of Amendment No. 1 have been satisfied.
     “Maximum Inventory Amount” means, as of any date of determination, an amount equal to (a) if such date is on or after March 1 and on or before June 30 of any calendar year, $30,000,000, (b) if such date is on or after July 1 and on or before July 31 of any calendar year, $25,000,000 and (c) at all other times, $15,000,000.
     (b) The following definition appearing in Annex A to the Credit Agreement hereby is amended and restated in its entirety as follows:
     “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 5.9 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.
     (c) The following definitions appearing in Annex A to the Credit Agreement hereby are deleted from Annex A: Consolidated Current Assets; Consolidated Current Liabilities; Consolidated Current Assets.
     Section 9. Supplements to Exhibits and Schedules. The Credit Agreement hereby is supplemented to include Exhibit C attached hereto and Schedule E-1 attached hereto.
     Section 10. Consent to Amendments. Each Guarantor hereby acknowledges and consents to this Amendment, and affirms and acknowledges that the Guaranty and each other Loan Document to which it is a party remains in full force and effect and that such Person remains obligated thereunder without defense, offset or counterclaim of any kind whatsoever, as if such Guaranty or other Loan Document were executed and delivered to the Bank on the date hereof.
     Section 11. Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank that:
     (a) Representations and Warranties in Credit Agreement. Each of the representations and warranties of the Borrower and its Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement (i) were true and correct when made and (ii) after giving effect to this Amendment, continue to be true and correct on the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date).
     (b) Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under this Amendment (i) are within its power and authority, (ii) have been duly authorized by all necessary proceedings, (iii) do not and will not conflict with or result in any breach or contravention or any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower so as to materially adversely affect the assets, business or any activity of the Borrower, (iv) do not conflict with any provision of the certificate of incorporation or bylaws of the Borrower or any agreement or other instrument binding upon the Borrower, (v) do not and will not require any waivers, consents or approvals by any of its creditors which have not been obtained, or (vi) do not and will not require any approval which has not been obtained.
     (c) Enforceability of Obligations. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     (d) No Event of Default. No Event of Default or Default has occurred and is continuing.
     Section 12. Conditions to Effectiveness. This Amendment shall become effective on the date when the following conditions precedent have been satisfied:
     (a) The Borrower, each Guarantor and the Bank shall have delivered an executed counterpart of this Amendment.

     (b) No Event of Default or Default shall have occurred and be continuing or would result after giving effect to the transactions contemplated hereby.
     (c) The representations and warranties set forth in Section 5 hereof shall be true and correct on the effective date of this Amendment.
     (d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrower, any Guarantor or the Bank.
     (e) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Bank, to the extent invoices therefor have been presented.
     (f) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Bank.
     Section 13. Admissions and Acknowledgments. The Borrower and each Guarantor expressly acknowledges and agrees with each of the following:
     (a) That such Person does not dispute the validity or enforceability of any of the Loan Documents or any of their respective obligations under any of the foregoing, or the validity, priority, enforceability, scope or extent of any charge, Lien, security interest or any other encumbrance of the Bank in, on or against any of the Collateral in any judicial, administrative or other proceeding;
     (b) That such Person shall not challenge or dispute the validity of any of its obligations under the Loan Documents to which it is party or any other obligations incurred by such Person pursuant to the Loan Documents; and
     (c) That the Indebtedness evidenced by the Loan Documents is secured by first priority, non-avoidable, perfected, valid and enforceable liens on and security interests in the Collateral, subject only to Permitted Liens.
     Section 14. Reference to and Effect on Loan Documents.
     (a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.
     (b) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Bank under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     (c) Nothing herein shall be deemed to entitle the Borrower or any Guarantor to a waiver, amendment, modification or other change of any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or difference circumstances.
     (d) This Amendment shall be a Loan Document for all purposes.
     Section 15. Benefits of Amendment. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent contemplated by the Credit Agreement.
     Section 16. Interpretation. The Article and Section headings used in this Amendment are for convenience of reference only and shall not affect the construction hereof.

     Section 17. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment. Faxed signatures of this Amendment shall be binding for all purposes.
     Section 18. Severability. If any provision of this Amendment shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality and enforceability of such provision in any other jurisdiction.
     Section 19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The arbitration provisions of Section 7.11 of the Credit Agreement are incorporated herein by reference.
     Section 20. Expenses. The Borrower agrees to pay the reasonable out-of-pocket expenses of the Bank, including but not limited to the reasonable fees, charges and disbursements, including but not limited to the fees, charges and disbursements of Gibson, Dunn & Crutcher LLP, special counsel for the Bank, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and any subsequent waiver, amendment or modification of the Credit Agreement or any other Loan Document and the security arrangements in connection herewith or therewith.
     Section 21. No Course of Dealing. The execution and delivery of this Amendment shall not establish a course of dealing among the Bank, the Borrower and the Guarantors or in any other way obligate the Bank to hereafter provide any further amendments, waivers, or consents of any kind to the Borrower and the Guarantors.
     Section 22. Arm’s Length Agreement. Each of the parties to this Amendment agrees and acknowledges that this Amendment has been negotiated in good faith, at arm’s length, and not by any means forbidden by law.
     Section 23. Entire Agreement. This Amendment together with all other instruments, agreements, and certificates executed by the parties in connection herewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supercede all prior agreements, understandings, and inducements, whether express or implied, oral or written.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

VIRCO MFG. CORPORATION, as the Borrower
By:	/s/ Robert E. Dose
	Name:	Robert E. Dose
	Title:	Vice President — Finance, Secretary and Treasurer

VIRCO, INC., as a Guarantor
By:	/s/ Robert E. Dose
	Name:	Robert E. Dose
	Title:	Vice President — Finance, Secretary and Treasurer

VIRCO MGMT. CORPORATION, as a Guarantor
By:	/s/ Robert E. Dose
	Name:	Robert E. Dose
	Title:	Vice President — Finance, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Jeff Heisinger
	Name:	Jeff Heisinger
	Title:	Vice President

Signature Page to Amendment No. 1
Virco Mfg. Corporation